Exhibit 10.53

3750 Torrey View Court San Diego, CA 92130 858.617.2000 858.617.2900 (fax)

8/19/2009

Director

Title

Address 1

Address 2

Dear Director:

We would like to take the opportunity following the spin-off from Cardinal Health to confirm your compensation package for the fiscal year ending June 30, 2010. Enclosed is important information about director compensation at CareFusion Corporation (the “Company”). The details of your individual compensation arrangement are outlined below.

Cash

For FY10, the cash component of the director compensation package includes an annual cash retainer of $75,000 plus an additional retainer for service as a Committee Chair, if applicable. Your FY10 cash compensation is broken out as follows:

Pay Element	Amount
Annual Retainer		$75,000
Audit Committee Chair Retainer		$18,000	}	Customize letter as appropriate
Compensation Committee Chair Retainer		$10,000
Governance Committee Chair Retainer		$10,000
Presiding Director		$10,000

FY10 Total Cash	$

Cash amounts will be paid on a quarterly basis on the date of the Board of Directors meeting. For FY10, the first cash payments will be made at the time of the full Board meeting scheduled for September 24-25.

Pre-spin Service Payment

In recognition of the significant work performed during the pre-spin period, including attending ad-hoc meetings and learning sessions, there will be an additional cash payment of $20,000 to be paid concurrently with the first quarter FY10 cash retainer.

Equity

For FY10, the equity component of the director compensation package consists of an annual restricted stock unit (RSU) award with a grant date value of $125,000. In addition, there will be a one-time inaugural RSU award with a grant date value of $160,000 upon election to the Board.

Pay Element	Grant Value
Annual Restricted Stock Award	$125,000
One-Time Restricted Stock Award	$160,000

FY10 Total Equity	$285,000

Generally, RSUs will be granted annually on the date of the annual meeting of stockholders, and vest in full on the first anniversary of the grant date. For FY10, the grant will occur on             . All directors must meet a stock ownership guideline of 3 times the annual RSU award (excluding the one-time inaugural RSU award). Directors will have 3 years to achieve the guideline on a net after-tax basis.

Deferral Election

You will have the option of deferring all or a portion of the cash and equity components of your annual retainer into the CareFusion Deferred Compensation Plan. The Interim Service Payment is not eligible for deferral into the Plan. Enclosed is important information about the Plan, including investment options and election forms for choosing how payments from the Plan will be made to you. Please return signed copies of the separate cash and equity election forms by             .

            , you may have some follow-up questions once you have had the opportunity to review the details of the director compensation package. If you have any questions, please feel free to call Cathy Cooney or me.

Sincerely,

Joan Stafslien

EVP, General Counsel

Enclosures

cc:	David Schlotterbeck

Cathy Cooney